UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

Current Report Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 17, 2005

Senomyx, Inc.

(Exact name of registrant as specified in its charter)

Delaware	000-50791	33-0843840
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

11099 North Torrey Pines Road La Jolla, California		92037
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (858) 646-8300

Not Applicable.
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01               Entry into a Material Definitive Agreement.

In April 2002, we entered into a discovery and development collaboration agreement with Nestlé, SA, the world’s largest food company, to work for a three-year collaborative research phase to discover specified flavors and flavor enhancers. We amended the agreement effective April 17, 2005 to extend the collaborative research phase until April 2008. This agreement is focused on the discovery and commercialization of novel flavors and flavor enhancers in the dehydrated and culinary food and frozen food fields, among other product categories. Under the terms of the amendment, Nestlé has agreed to pay us incremental discovery and development funding of up to $6.6 million over a period of up to an additional three years based on research progress. In addition, in the event of commercialization, we are entitled to receive royalties on future net sales of products containing a discovered flavor or flavor enhancer from the date of introduction of each product in each country until the expiration of relevant patents.

We also have a second collaboration with Nestlé, which was entered into in 2004, for the discovery and commercialization of novel flavor ingredients in the coffee and coffee whitener fields.

We intend to file the amendment with the Securities and Exchange Commission in the future and will seek confidential treatment for certain material terms of the amendment at such time.  The press release dated April 20, 2005 announcing our entry into the amendment and describing certain of its material terms is attached hereto as Exhibit 99.1 and incorporated herein by reference.

Item 9.01                    Financial Statements and Exhibits.

(c) Exhibits.

99.1       Press release of Senomyx, Inc. dated April 20, 2005.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SENOMYX, INC.

By:	/s/ KENT SNYDER
Kent Snyder
President and Chief Executive Officer

Date: April 20, 2005

INDEX TO EXHIBITS

99.1         Press release of Senomyx, Inc. dated April 20, 2005.